Exhibit 3.1

0239852.09	amcray
AMD
Alison Lundergan Grimes
Kentucky Secretary of State
Received and Filed:
12/6/2016
Fee receipt: $40.00

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
 PORTER BANCORP, INC.
1.                The name of the Corporation is Porter Bancorp, Inc.
2.                This Amendment effects a 1-for-5 reverse stock split of the Corporation’s Common Shares and Non-Voting Common Shares (the “Reverse Stock Split”) that shall take effect at 5:00 p.m. on Friday, December 16, 2016 (the "Effective Time").
3.   The Reverse Stock Split shall be implemented in the following manner.

a.
Each of the Corporation's Common Shares issued and outstanding immediately before the Effective Time will be automatically changed into one-fifth of a Common Share ("Post-Split Common Share") at the Effective Time;

b.
Each of the Corporation's Non-Voting Common Shares issued and outstanding immediately before the Effective Time will be automatically changed into one-fifth of a Non-Voting Common Share ("Post-Split Non-Voting Common Share") at the Effective Time; and

c.	Any fractional share resulting from that change will be rounded up to one additional whole Post-Split Common Share, or Post-Split Non-Voting Common Share, as the case may be.

4.                The Reverse Stock Split was approved by the holders of the Common Shares at the Corporation's 2016 Annual Meeting of Shareholders (the "2016 Annual Meeting") on May 25, 2016.  A total of 20,086,177 outstanding Common Shares were entitled to vote on the Reverse Stock Split.  Of the 18,304,969 Common Shares indisputably represented at the 2016 Annual Meeting, 15,863,586 Common Shares were cast in favor of, and 2,084,527 Common Shares were cast against, the Reverse Stock Split, with 356,856 Common Shares abstaining.
5.                The Reverse Stock Split was approved by unanimous written consent of the holders of Non-Voting Common Shares on November 30, 2016.
6.                Except for implementing the foregoing Reverse Stock Split, this Amendment does not otherwise amend the Corporation’s Articles of Incorporation.
IN WITNESS WHEREOF, I have signed this certificate on December 1st, 2016.

/s/John T. Taylor
John T. Taylor, Chief Executive Officer